Exhibit 99.1

TRACON Pharmaceuticals Announces Change to Nasdaq Capital Market

San Diego, CA – February 7, 2020 – TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer, announced today that it has transferred its Nasdaq listing to the Nasdaq Capital Market and is in compliance with the stockholders’ equity standard to remain listed on the Nasdaq Capital Market.

About TRACON

TRACON develops targeted therapies for cancer and ophthalmic diseases. The Company’s clinical-stage pipeline includes: Envafolimab, a subcutaneous PD-L1 nanobody to be developed for the treatment of sarcoma; DE-122, the ophthalmic formulation of carotuximab, an endoglin antibody that is being developed for patients with wet AMD through a license to Santen Pharmaceutical Company Ltd.; TRC102, a small molecule drug being developed for the treatment of lung cancer; TRC253, a small molecule drug being developed for the treatment of prostate cancer; and TJ004309, a CD73 antibody being developed for the treatment of advanced solid tumors. TRACON is actively seeking additional corporate partnerships whereby it leads regulatory and clinical development and shares in the cost and risk of clinical development and leads U.S. commercialization.  In these partnerships TRACON believes it can serve as a solution for companies without clinical and commercial capabilities in the U.S.  To learn more about TRACON and its product candidates, visit TRACON's website at www.traconpharma.com.

TRACON Company Contact:	TRACON Investor Contact:
Mark Wiggins	Andrew McDonald
Chief Business Officer	LifeSci Advisors LLC
(858) 550‐0780 ext. 236	646-597-6987
mwiggins@traconpharma.com	Andrew@lifesciadvisors.com

4350 La Jolla Village Drive ● Suite 800 ● San Diego, California 92122 ● P: 858.550.0780 ● F: 858.550.0786

URL: www.traconpharma.com